Exhibit 10.52

Execution Copy

FOURTH AMENDMENT TO

SENIOR SUBORDINATED NOTE PURCHASE AGREEMENT

THIS FOURTH AMENDMENT TO SENIOR SUBORDINATED NOTE PURCHASE AGREEMENT (“Amendment”) is entered into as of November 9, 2011, by and among The Princeton Review, Inc. (“TPR”), Penn Foster, Inc. (“PF”; and together with TPR, collectively, the “Issuer”), the Guarantors party hereto, and the Purchasers party hereto (the “Purchasers”).

RECITALS

A. The Issuer, other Loan Parties signatory thereto, and the Purchasers signatory thereto from time to time are parties to that certain Senior Subordinated Note Purchase Agreement, dated as of December 7, 2009, as amended by that certain First Amendment to Senior Subordinated Note Purchase Agreement dated as of April 23, 2010, that certain Second Amendment and Joinder to Senior Subordinated Note Purchase Agreement dated as of August 6, 2010, and that certain Third Amendment to Senior Subordinated Note Purchase Agreement, dated as of March 9, 2011 (the “NPA”).

B. The Issuer has requested that the Purchasers amend the NPA in certain respects and the Purchasers have agreed to amend the NPA, subject to the terms and conditions hereof.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and intending to be legally bound, the parties hereto agree as follows:

A. AMENDMENTS

1. Amendment to Section 1.1. Section 1.1 of the NPA is amended by replacing the definitions of “Closing Date”, “Commitments”, “Consolidated EBITDA”, “Consolidated Current Liabilities”, and “Senior Subordinated Subordination Agreement” in their entirety with the following:

“Closing Date” means December 7, 2009.

“Commitments” means, collectively, the Term A Commitments and the Term B Commitments.

“Consolidated EBITDA” means, with respect to any Person for any period, (a) the Consolidated Net Income of such Person for such period plus (b) the sum of, in each case to the extent included in the calculation of such Consolidated Net Income but without duplication, (i) any provision for United States federal income taxes or other taxes measured by income, (ii) Consolidated Interest Expense, amortization of debt discount and commissions and other fees and charges associated with Indebtedness, (iii) any loss from extraordinary items, (iv) any depreciation, depletion and amortization expense, (v) any aggregate net loss on the Sale of property outside the ordinary course of business, (vi)

any other non-cash expenditure, charge or loss for such period (other than any non-cash expenditure, charge or loss relating to write-offs, write-downs or reserves with respect to accounts receivable and inventory), including the amount of any compensation deduction as the result of any grant of Stock or Stock Equivalents to employees, officers, directors or consultants, (vii) restructuring amounts incurred as proposed by TPR in reasonable detail, including in connection with the Fourth Amendment Related Transactions, approved by a third party auditor and as reasonably agreed to by the Required Purchasers in an aggregate amount not to exceed $8,300,000 in periods in 2011 and $4,500,000 (or such increased amount as approved by the Administrative Agent in its sole discretion) in periods thereafter for the purpose of normalizing EBITDA, including adjustments for system integration and upgrade costs, duplicate technology and related costs of improving technology efficiencies, in each case determined on a consolidated basis in accordance with GAAP, (viii) in connection with all Permitted Acquisitions (regardless of whether actually consummated)(or any other acquisition not meeting the definition of “Permitted Acquisition” but as to which the Required Purchasers had waived the relevant criteria set forth in the definition of “Permitted Acquisition”), (A) all financial advisory fees, accounting fees, legal fees and other similar fees, transaction expenses and related out of pocket costs incurred by all Group Members, as reasonably agreed to by the Required Purchasers, and (B) non-recurring cash charges resulting from severance incurred within the first 12 months of the date of such Permitted Acquisition in an amount not to exceed $500,000 in the aggregate and reasonably agreed to by the Required Purchasers and resulting therefrom and (ix) start-up expenses as agreed to by the Required Purchasers incurred in connection with or on behalf of other investments made in the Strategic Ventures in an aggregate amount not to exceed $7,500,000 in any trailing twelve month period ending on or prior to December 31, 2011 and minus (c) the sum of, in each case to the extent included in the calculation of such Consolidated Net Income and without duplication, (i) any credit for United States federal income taxes or other taxes measured by net income, (ii) any interest income, (iii) any gain from extraordinary items and any other non-recurring gain, (iv) any aggregate net gain from the Sale of property (other than accounts (as defined in the applicable UCC) and inventory) out of the ordinary course of business by such Person, (v) any other non-cash gain, including any reversal of a charge referred to in clause (b)(vi) above by reason of a decrease in the value of any Stock or Stock Equivalent, (vi) any other cash payment in respect of expenditures, charges and losses that have been added to Consolidated EBITDA of such Person pursuant to clause (b)(vi) above in any prior period, (vii) any excess positive contributions to Consolidated Net Income from the Strategic Ventures which are not Loan Parties exceeding 10% of Consolidated EBITDA in the aggregate or such higher amount as agreed to by the Required Purchasers and (viii) for any period during which the disposition of a business line has occurred, the negative contribution to EBITDA from such business line.

“Consolidated Current Liabilities” means, with respect to any Person at any date, all liabilities of such Person and its Subsidiaries (other than Strategic Ventures) at such date that should be classified as current liabilities on a Consolidated balance sheet of such Person; provided, however, that “Consolidated Current Liabilities” shall exclude the principal amount of the “Obligations” as such term is defined in the Senior Credit Documents, the Notes and the Junior Subordinated Notes then outstanding.

“Senior Subordinated Subordination Agreement” means the Amended and Restated Subordination Agreement, dated as of the Fourth Amendment Effective Date, between the Purchasers and the Senior Credit Agent, and acknowledged and agreed to by the Loan Parties.

2. Amendment to Section 1.1. Section 1.1 of the NPA is further amended by inserting the following definitions in the appropriate alphabetical order:

“Collateral” shall have the meaning set forth in Section 2.16.

“Consolidated Interest Coverage Ratio” means, with respect to any Person for any period, the ratio of (a) Consolidated EBITDA of such Person for such period to (b) the Consolidated Cash Interest Expense of such Person for such period.

“Fourth Amendment” means the Fourth Amendment to Senior Subordinated Note Purchase Agreement, by and among the Issuer, the Guarantors party thereto, and the Purchasers party thereto, dated as of the Fourth Amendment Effective Date.

“Fourth Amendment Effective Date” means November 9, 2011

“Fourth Amendment Related Transactions” shall mean (a) the negotiation, execution and delivery of (i) the Second Amendment to the Senior Credit Agreement, (ii) the Fourth Amendment and (iii) the Fourth Amendment to the Junior Subordinated Securities Purchase Agreement and (b) the issuance of the Term A Notes pursuant to the terms of the Fourth Amendment.

“NLC Settlement” means the Settlement and Mutual Release Agreement, dated as of November 4, 2011, by and among the Borrowers, The National Labor College, and NLC-TPR Services LLC.

“Second Amendment to Senior Credit Agreement” means that certain Second Amendment to the Senior Credit Agreement, dated as of the Fourth Amendment Effective Date, by and among the Issuer, the Senior Credit Agent and the lenders named therein.

“Term A Commitments” means, with respect to each Purchaser, the commitment of such Purchaser to purchase Term A Notes from the Issuer on the Term A Notes Issue Date, which commitment is in the amount set forth opposite such Purchaser’s name on Schedule I under the caption “Term A Commitment”. The aggregate amount of the Term A Commitments equals $5,000,000.00.

“Term A Notes” has the meaning set forth in Section 2.1.

“Term A Notes Availability Period” means the date from but excluding the Fourth Amendment Effective Date through and including June 30, 2012.

“Term A Notes Issuance Request” means a request that the Purchasers purchase Term A Notes in the form attached hereto as Exhibit E.

“Term A Notes Issue Date” has the meaning set forth in Section 2.2.

“Term A Notes Maturity Date” has the meaning specified in Section 2.4(a)(ii).

“Term A Notes Prepayment Premium” means as follows:

Aggregate Amount of Term A Notes Drawn as of the date of Prepayment	If prepaid on or before June 30, 2012	If prepaid after June 30, 2012

Greater than $4,000,000	2%	4%

Greater than $3,000,000 and equal to or less than $4,000,000	2.5%	5%

Greater than $2,500,000 and equal to or less than $3,000,000	3.3%	6.6%

Greater than $2,000,000 and equal to or less than $2,500,000	4%	8%

Equal to or less than $2,000,000	5%	10%

“Term B Commitments” means, with respect to each Purchaser, the commitment of such Purchaser to purchase Term B Notes from the Issuer on the Closing Date, which commitment is in the amount set forth opposite such Purchaser’s name on Schedule I under the caption “Term B Commitment”. The aggregate amount of the Term B Commitments equals $51,020,408.00.

“Term B Notes” has the meaning set forth in Section 2.1

“Term B Notes Maturity Date” has the meaning specified in Section 2.4(a)(i).

3. Amendments to Sections 1.1, Section 6.1(f), 8.1(n). Section 1.1 with respect to the definitions of “Indebtedness” and “Interest Payment Date”, and Sections 6.1(f) and 8.1(n) of the NPA are hereby amended by replacing the reference in each such section to “Maturity Date” contained therein with “Term Loan B Maturity Date”.

4. Amendment to Section 1.2. Section 1.2 of the NPA is amended by replacing such Section 1.2 in its entirety with the following:

Section 1.2. UCC Terms.

The following terms have the meanings given to them in the applicable UCC: “commodity account”, “commodity contract”, “commodity intermediary”, “deposit account”, “entitlement holder”, “entitlement order”, “equipment”, “financial asset”, “general intangible”, “goods”, “instruments”, “inventory”, “securities account”, “securities intermediary”, and “security entitlement”; and, with respect to Section 2.16 of this Agreement only, “Accounts”, “Chattel Paper”, “Tangible Chattel Paper”, “Electronic Chattel Paper”, “Commercial Tort Claims”, “Deposit Accounts”, “Documents”, “Equipment”, “Fixtures”, “General Intangibles”, “Payment Intangibles”, “Goods”, “Instruments”, “Promissory Notes”, “Inventory”, “Investment Property”, “Copyrights”, “Patents”, “Trademarks”, “Licenses”, “Letter-of-Credit Rights”, “Software”, “Supporting Obligations”, “Proceeds”, “Records”, “Cash Proceeds”, “Noncash Proceeds” and “Intellectual Property”.

5. Amendment to Section 2.1. Section 2.1 of the NPA is amended by replacing such Section 2.1 in its entirety with the following:

Section 2.1 The Notes.

The Issuer (i) authorized and issued its senior subordinated notes, on the Closing Date, in the aggregate original principal amount of $51,020,408.00, in the form set forth as Exhibit B attached hereto (the “Term B Notes”) and (ii) has authorized the issuance of its senior secured notes, on the Fourth Amendment Effective Date, in the aggregate original principal amount of $5,000,000, in the form set forth as Exhibit B-2 attached hereto (the “Term A Notes”; the Term A Notes and Term B Notes together, each referred to herein individually as a “Note” and collectively as the “Notes”, which terms shall also include any notes delivered in exchange therefor or replacement thereof).

6. Amendment to Section 2.2. Section 2.2 of the NPA is amended by replacing such Section 2.2 in its entirety with the following:

Section 2.2 Purchase of the Notes.

Subject to and in reliance upon the representations, warranties, terms and conditions of this Agreement, each Purchaser agrees, severally and not jointly, to purchase one or more Term B Notes from the Issuer in accordance with such Purchaser’s Commitment for the purchase price set forth opposite such Purchaser’s name on Schedule 1. The Term B Notes shall be purchased at a closing to be held at a location as agreed to by the Issuer and the Purchasers on the Closing Date. At such closing, the Issuer will issue to each Purchaser the applicable Term B Note(s) in the amount set forth opposite such Purchaser’s name on Schedule 1 under the caption “Term B Commitment” against receipt of immediately available funds by wire transfer to an account or accounts designated by the Issuer prior to the Closing Date (or in such other manner as is set forth on Schedule 1). All outstanding Term B Commitments shall terminate on the Closing Date after giving effect to the issuance of the Term B Notes and the receipt of proceeds thereof by the Issuer on such date. Any amount of principal which is repaid may not be reborrowed.

Subject to and in reliance upon the representations, warranties, terms and conditions of this Agreement, each Purchaser agrees, severally and not jointly, subject to the conditions of Section 3.2, to purchase one or more Term A Notes from the Issuer from time to time (each such date, a “Term A Notes Issue Date”) such Purchasers’s pro rata share of the Term A Notes issued on such Term A Notes Issue Date, in an aggregate amount up to such Purchaser’s Term A Commitment. Each Term A Note shall be purchased at a closing to be held at a location as agreed to by the Issuer and the Purchasers on the applicable Term A Notes Issue Date. On each Term A Notes Issue Date, the Issuer will issue to each Purchaser a Term A Note in the amount specified in the applicable Term A Notes Issuance Request, in an aggregate principal amount up to the amount set forth under the caption “Term A Commitment” for such Purchaser on Schedule II, receipt of immediately available funds by wire transfer to an account or accounts designated by the Issuer prior to the Term A Notes Issue Date (or in such other manner as is set forth on Schedule II). All outstanding Term A Commitments shall terminate on the earlier to occur of (i) the date that the Term A Notes have been issued in an aggregate amount equal to the aggregate Term A Commitments, or (ii) the expiration of the Term A Notes Availability Period. Any amount of principal which is repaid may not be reborrowed.

7. Amendment to Section 2.4(a). Section 2.4(a) of the NPA is amended by replacing such Section 2.4(a) in its entirety with the following:

(a) (i) The Term B Notes shall mature on June 7, 2015 (the “Term B Notes Maturity Date”) or sooner upon acceleration of the Obligations as provided for herein. The Issuer unconditionally promises to pay to the Purchasers the then unpaid principal amount of the Term B Notes on the Term B Notes Maturity Date, plus (i) any and all accrued but unpaid interest and fees thereon, (ii) all costs, expenses and indemnities payable pursuant to the Loan Documents, and (iii) other Obligations then due and owing under this Agreement or any other Loan Document.

(ii) The Term A Notes shall mature on March 7, 2015 (the “Term A Notes Maturity Date”) or sooner upon acceleration of the Obligations as provided for herein. The Issuer unconditionally promises to pay to the Purchasers the then unpaid principal amount of the Term A Notes on the Term A Notes Maturity Date, plus (i) any and all accrued but unpaid interest and fees thereon, (ii) all costs, expenses and indemnities payable pursuant to the Loan Documents, and (iii) other Obligations then due and owing under this Agreement or any other Loan Document.

8. Amendment to Section 2.5. Section 2.5 of the NPA is amended by replacing such Section 2.5 in its entirety with the following:

Section 2.5. Optional Prepayments.

(a) The Issuer may optionally prepay the outstanding principal amount of any Term B Note in whole or in part at any time (together with all interest accrued thereon and any Prepayment Premium); provided, however, that each partial prepayment that is not of the entire outstanding amount of such Term B Note shall be in an aggregate amount that is a minimum of $1,000,000 and integral multiples of $100,000.

(b) The Issuer may optionally prepay the outstanding principal amount of any Term A Note in whole or in part at any time (together with all interest accrued thereon and subject to the applicable Term A Notes Prepayment Premium); provided, however, that each partial prepayment that is not of the entire outstanding amount of such Term A Note shall be in an aggregate amount that is a minimum of $250,000 and integral multiples of $250,000.

9. Amendment to Section 2.7(a). Section 2.7(a) of the NPA is amended by replacing such Section 2.7(a) in its entirety with the following:

Section 2.7. Interest.

(a) (i) Subject to Section 2.7(c), the principal amount of the Term B Notes and all other outstanding Obligations relating thereto shall bear interest from the Closing Date until the Term B Notes are paid in full in cash at a fixed rate of 17.5% per annum, of which (i) 13% shall be paid in arrears in cash (“Cash Interest”) on each Interest Payment Date, and (ii) 4.50% shall be paid-in-kind (“PIK Interest”) or, at Issuer’s option exercisable upon not less than five (5) days notice to Purchasers, in cash, on each Interest Payment Date; provided, that, notwithstanding the foregoing, from and including the Fourth Amendment Effective Date through and including March 31, 2013, the principal amount of the Term B Notes and all other outstanding Obligations relating thereto shall bear interest at a fixed rate of 18.5% per annum, of which the full 18.5% shall be PIK Interest. PIK Interest shall be added to the principal amount of the Term B Notes on the applicable Interest Payment Date and shall thereafter constitute principal for all purposes under this Agreement. The amount of any Term B Note which is increased by the addition of PIK Interest may be evidenced by a writing executed only by the Purchaser holding such Term B Note, which writing shall be deemed to be correct absent manifest error. Accrued interest on the principal of any Term B Note shall be payable in cash on the date such principal becomes due and owing, whether on the Term B Notes Maturity Date, upon earlier prepayment, upon acceleration, or otherwise.

(ii) Subject to Section 2.7(c), the principal amount of each Term A Note and all other outstanding Obligations relating thereto shall bear interest from the Term A Notes Issue Date on which such Term A Note is issued until the Term

A Notes are paid in full in cash at a fixed rate of 17.5% per annum Cash Interest, paid in arrears on each Interest Payment Date occurring after the Term A Notes Issue Date on which such Term A Note is issued. Accrued interest on the principal of any Term A Note shall be payable in cash on the date such principal becomes due and owing, whether on the Term A Notes Maturity Date, upon earlier prepayment, upon acceleration, or otherwise.

10. Amendment to Article 2. Article 2 of the NPA is hereby amended by adding a new Section 2.16 at the end thereof as follows:

Section 2.16. Grant of Security Interest. As collateral security for the Term A Notes and the Obligations related thereto, the Issuer hereby pledges to the Purchasers, and grants to the Purchasers, a continuing security interest in and right of setoff against, all personal property and rights to personal property of the Issuer, in each case wherever located and whether now or hereafter existing and whether now owned or hereafter acquired, of every kind and description, tangible or intangible, including, without limitation, the following (all being referred to as the “Collateral”):

(a)	all Accounts;

(b)	all Chattel Paper (whether Tangible Chattel Paper or Electronic Chattel Paper);

(c)	the Commercial Tort Claims specified on Schedule 2.16(c) hereto;

(d)	all Deposit Accounts, all cash, and all other property from time to time deposited therein or credited thereto and the monies and property in the possession or under the control of any Purchasers or any affiliate, representative, agent or correspondent of any Purchaser;

(e)	all Documents;

(f)	all Equipment;

(g)	all Fixtures;

(h)	all General Intangibles (including, without limitation, all Payment Intangibles);

(i)	all Goods;

(j)	all Instruments (including, without limitation, Promissory Notes);

(k)	all Inventory;

(l)	all Investment Property;

(m)	all Copyrights, Patents and Trademarks, and all Licenses;

(n)	all Letter-of-Credit Rights;

(o)	all Software;

(p)	all Supporting Obligations;

(q)

all other tangible and intangible personal property of the Issuer (whether or not subject to the UCC), including, without limitation, all bank and other accounts and all cash and all investments therein, all Proceeds, products, offspring, accessions, rents, profits, income, benefits, substitutions and replacements of and to any of the property of the Issuer described in the preceding clauses of this Section 2.16 (including, without limitation, any proceeds of insurance thereon and all causes of action, claims and warranties now or hereafter held by the Issuer in respect of any of the items listed above), and all books, correspondence, files and other

Records, including, without limitation, all tapes, disks, cards, Software, data and computer programs in the possession or under the control of the Issuer or any other Person from time to time acting for the Issuer that at any time evidence or contain information relating to any of the property described in the preceding clauses of this Section 2.16 or are otherwise necessary or helpful in the collection or realization thereof; and

(r)	all Proceeds, including all Cash Proceeds and Noncash Proceeds, and products of any and all of the foregoing Collateral;

in each case howsoever the Issuer’s interest therein may arise or appear (whether by ownership, security interest, claim or otherwise). The parties hereto agree that the security interest granted hereby in the Collateral is not to be construed as an assignment of any Intellectual Property. Notwithstanding the foregoing, the Collateral shall not include, and the Issuer shall not be deemed to have granted a security interest in (i) any contract rights (other than rights relating to the proceeds of Accounts and rights to payments of any nature) to the extent that and for so long as such contractual right, by its terms or because of applicable law, prohibits the creation or granting of a security interest therein (except to the extent such prohibition is unenforceable pursuant to the provisions of Article 9 of the applicable UCC, in which case, such contractual right shall be deemed part of the Collateral) or would otherwise result in a loss of rights thereunder as a result thereof (the “Excluded Collateral”). The term “Collateral”, however, shall include (i) any and all proceeds arising from such Excluded Collateral to the extent that the assignment or encumbering of such proceeds is not subject to the same or similar prohibitions or restrictions or (ii) rights under governmental licenses and authorizations to the extent and for so long as the grant of a security interest therein is not prohibited by law.

Notwithstanding any of the foregoing or anything in this Agreement to the contrary, the Liens and security interests granted to the Purchasers pursuant to this Agreement are second in priority to the Liens and security interest granted to the Senior Credit Agent, and the exercise of any right or remedy by the Purchasers hereunder is subject in all respects to the provisions of the Senior Subordinated Subordination Agreement.

11. Amendment to Section 3.1. Section 3.1 of the NPA is hereby amended by replacing the section heading and first sentence thereof with the following:

Section 3.1. Conditions Precedent to Issuance of Term B Notes The obligation of each Purchaser to purchase a Term B Note on the Closing Date is subject to the satisfaction or due waiver of each of the following conditions precedent on or before December 15, 2009:

12. Amendment to Section 3. Section 3 of the NPA is hereby amended by adding a new Section 3.2 at the end thereof as follows:

Section 3.2. Conditions Precedent to Issuance of Term A Notes.

The obligation of each Purchaser to purchase a Term A Note on the Closing Date is subject to the satisfaction or due waiver of each of the following conditions precedent on or before the applicable Term A Note Issue Date:

(a) The Term A Note shall be issued during the Term A Note Availability Period;

(b) The Term A Note shall be properly requested by delivering to the Purchasers a Term Loan A Note Issuance Request no less than fourteen (14) Business Days prior to the requested Term Loan A Note Issue Date;

(c) Immediately before and immediately after the issuance of the Term A Note, no Default or Event of Default shall have occurred and be continuing or would reasonably be expected to result therefrom; and

(d) The aggregate amount of all Term A Notes to be issued on the requested Term A Note Issue Date shall be no less than $250,000 and in an increment of $250,000.

13. Amendment to Section 5.1. Section 5.1 of the NPA is hereby amended by replacing such Section 5.1 in its entirety with the following:

Section 5.1 Maximum Consolidated Total Leverage Ratio. TPR shall not have, on the last day of each Fiscal Quarter, commencing with the Fiscal Quarter ended on June 30, 2012, a Consolidated Total Leverage Ratio greater than the maximum ratio set forth opposite such Fiscal Quarter:

FISCAL QUARTER ENDING	MAXIMUM CONSOLIDATED TOTAL LEVERAGE RATIO
June 30, 2012	9.10 to 1
September 30, 2012	12.20 to 1
December 31, 2012	9.90 to 1
March 31, 2013	3.15 to 1
June 30, 2013	2.90 to 1
September 30, 2013	2.90 to 1
December 31, 2013	2.60 to 1
March 31, 2014	2.60 to 1
June 30, 2014 and each Fiscal Quarter thereafter	2.30 to 1

14. Amendment to Section 5.3. Section 5.3 of the NPA is hereby amended by replacing such Section 5.3 in its entirety with the following:

Section 5.3 Minimum Consolidated Fixed Charge Coverage Ratio. TPR shall not have, on the last day of each Fiscal Quarter set forth below, commencing with the Fiscal Quarter ending on March 31, 2013 a Consolidated Fixed Charge Coverage Ratio for the four Fiscal Quarter period ending on such date less than the following:

FISCAL QUARTER ENDING	MINIMUM FIXED CHARGE COVERAGE RATIO
March 31, 2013 through and including December 31, 2013	1.00 to 1
March 31, 2014 and June 30, 2014	1.05 to 1
September 30, 2014 and thereafter	1.10 to 1

15. Amendment to Section 5.7. Section 5.7 of the NPA is hereby amended by replacing such Section 5.7 in its entirety with the following:

Section 5.7. Minimum Liquidity. The Issuer shall not permit at any time Cash On Hand to be less than $1,000,000. Within five (5) Business Days after the end of any Fiscal Quarter, the Issuer shall deliver to the Purchasers a certificate in the form of Exhibit I to the Fourth Amendment (the “Minimum Liquidity Certificate”), signed by a Responsible Officer of the Issuer, certifying as to such minimum liquidity amount together with electronic copies of any bank statements evidencing such minimum liquidity amount, such evidence to be in form and substance reasonably satisfactory to the Purchasers.

16. Amendment to Article 5. Article 5 of the NPA is hereby amended by adding the following new Section 5.8:

Section 5.8. Minimum Consolidated EBITDA: TPR shall have a minimum Consolidated EBITDA for the twelve month periods ending on the last day of each Fiscal Quarter ending on December 31, 2011 and March 31, 2012, of at least $12,000,000.

17. Amendment to Section 6.1. Section 6.1 of the NPA is hereby amended by (i) replacing clause (d) with the following and (ii) adding the following new clause (k):

(d) Compliance Certificate/Minimum Liquidity Certificate. Together with each delivery of any Financial Statement pursuant to clause (b)(i) or (c) above, a Compliance Certificate duly executed by a Responsible Officer of the Issuer that, among other things, (i) shows in reasonable detail the calculations used in determining the financial covenants set forth in Article 5 and, if delivered together with any Financial Statement pursuant to clause (c) above, the calculations used in determining Excess Cash Flow, (ii) demonstrates compliance with each financial covenant contained in Article 5 that is tested at least on a quarterly basis, (iii) states that no Default is continuing as of the date of delivery of such Compliance Certificate or, if a Default is continuing, states the nature thereof and the action that the Borrowers propose to take with respect thereto and (iv) sets forth all Maintenance Capital Expenditures and Growth Capital Expenditures made during such period. Within five (5) Business Days after the end of any Fiscal Quarter, the Issuer shall deliver to the Purchasers a Certificate in the form of Exhibit I to the Fourth Amendment (the “Minimum Liquidity Certificate”), signed by a Responsible Officer of the Issuer, certifying as to such minimum liquidity amount together with electronic copies of any bank statements evidencing such minimum liquidity amount, such evidence to be in form and substance reasonably satisfactory to the Required Purchasers.

(k) Weekly Cash Flow Reports. TPR shall deliver weekly to the Purchasers, a rolling 13-week cash forecast in a form reasonably satisfactory to the Required Purchasers.

18. Amendment to Section 7.9. Section 7.9 of the NPA is hereby amended by replacing such Section 7.9 in its entirety with the following:

Section 7.9. Use of Proceeds

The proceeds of (a) the Term B Notes shall be used by the Issuer (and, to the extent distributed to them by the Issuer, each other Group Member) solely (i) to consummate the Related Transactions (including the payment of a portion of the consideration) and for the payment of related transaction costs, fees and expenses, (ii) for the payment of transaction costs, fees and expenses incurred in connection with the Loan Documents and the transactions contemplated therein, (iii) for the repayment of all amounts owing under the Existing Credit Agreements and other indebtedness (other than indebtedness to be permitted to remain by the Required Purchasers in their sole discretion), and (iv) for working capital and general corporate and similar purposes, and (b) the Term A Notes shall be used by the Issuer (and, to the extent distributed to them by the Issuer, each other Group Member) solely (i) for the payment of transaction costs, fees and expenses incurred in connection with the Fourth Amendment Related Transactions and (ii) for working capital and general corporate and similar purposes.

19. Amendment to Article 7. Article 7 of the NPA is hereby amended by adding a new Section 7.15 as follows:

Section 7.15. Test Services, Inc.

Within ten (10) days of the Fourth Amendment Effective Date, Test Services, Inc. will merge with and into TPR with TPR being the surviving entity.

20. Amendment to Section 8.2. Section 8.2 of the NPA is hereby amended by replacing clauses (a) in its entirety with the following:

(a) Liens created pursuant to any Senior Credit Document or any Loan Document;

21. Amendment to Section 8.3. Section 8.3 of the NPA is hereby amended by replacing clauses (d), (e), (g) and (h) in their entirety with the following:

(d) Investments in connection with the NLC Settlement;

(e) Intentionally Omitted;

(g) loans or advances to employees of the Issuer or any of their Subsidiaries to finance travel, entertainment and relocation expenses and other ordinary business purposes in the ordinary course of business as presently conducted; provided, however, that the aggregate outstanding principal amount of all loans and advances permitted pursuant to this clause (g) shall not exceed $100,000 at any time; and

(h) Intentionally Omitted;

22. Amendment to Section 8.4. Section 8.4 of the NPA is hereby amended by replacing clauses (e), (f) and (g) in their entirety with the following:

(e) as long as no Default is continuing or would result therefrom, any Sale of property by, any Group Member for fair market value payable in cash upon such sale; provided, however, that the aggregate consideration received during any Fiscal Year for all such Sales shall not exceed $110,000;

(f) so long as no Default is continuing or would result therefrom, any issuance by the Issuer for cash consideration of their own Stock, constituting common stock or if not common stock, Stock that is on terms and conditions and issued pursuant to documentation, acceptable in all respects to the Purchasers, and upon 10 days prior written notice to the Purchasers, all of the Net Cash Proceeds of which are applied, substantially concurrently upon receipt to the Notes in accordance with the prepayment provisions of Section 2.9 (b);

(g) a Sale of a business line in connection with any Prepayment Transaction (as such term is defined in the Senior Credit Agreement as in effect on the date hereof), in form and substance satisfactory to the Required Purchasers, all of the Net Cash Proceeds of which are applied, substantially concurrently upon receipt, to the Loans in accordance with the prepayment provisions of Section 2.9(c).

23. Amendment to Section 8.5. Section 8.5 of the NPA is hereby amended by replacing clause (c) in its entirety with the following:

(c) Intentionally Omitted.

24. Amendment to Section 8.6. Section 8.6 of the NPA is hereby amended by replacing clause (d) in its entirety with the following:

(d) Intentionally Omitted; and

25. Amendment to Section 8.7. Section 8.7 of the NPA is hereby amended by replacing such section in its entirety with the following:

Section 8.7. Fundamental Changes. No Group Member shall (a) merge, consolidate or amalgamate with any Person, (b) acquire all or substantially all of the Stock or Stock Equivalents of any Person or (c) acquire any brand or all or substantially all of the assets of any Person or all or substantially all of the assets constituting any line of business, division, branch, operating division or other unit operation of any Person, in each case except for the following: (x) the merger, consolidation or amalgamation of any Subsidiary of the Issuer into any Loan Party and (y) the merger, consolidation or amalgamation of any Group Member for the sole purpose, and with the sole material effect, of changing its State of organization within the United States; provided, however, that (A) in the case of any merger, consolidation or amalgamation involving the Issuer, the Issuer shall be the surviving Person and (B) in the case of any merger, consolidation or amalgamation involving any other Loan Party, a Loan Party shall be the surviving corporation and all actions required to maintain the perfection of the Liens of the Purchasers on the Stock or property of such Loan Party shall have been made.

26. Amendment to Section 8.10. Section 8.10 of the NPA is hereby amended by replacing such section in its entirety with the following:

Section 8.10 Third-Party Restrictions on Indebtedness, Liens, Investments or Restricted Payments. No Group Member or Strategic Venture shall incur or otherwise suffer to exist or become effective or remain liable on or responsible for any Contractual Obligation (other than the Senior Credit Documents and the Junior Subordinated Notes) limiting the ability of (a) any Subsidiary of the Issuer to make Restricted Payments to, or Investments in, or repay Indebtedness or otherwise Sell property to, any Group Member or (b) any Group Member to incur or suffer to exist any Lien upon any property of any Group Member, whether now owned or hereafter acquired, securing any of its Obligations (including any “equal and ratable” clause and any similar Contractual Obligation requiring, when a Lien is granted on any property, another Lien to be granted on such property or any other property), except, for each of clauses (a) and (b) above, (x) pursuant to the Loan Documents and (y) limitations on Liens (other than those securing any Obligation) on any property whose acquisition, repair, improvement or construction is financed by purchase money Indebtedness, Capitalized Lease

Obligations or Permitted Refinancings permitted hereunder in reliance upon Section 8.1(b) or (c) set forth in the Contractual Obligations governing such Indebtedness, Capitalized Lease Obligations or Permitted Refinancing or Guaranty Obligations with respect thereto.

27. Amendment to Section 9.2. Section 9.2 of the NPA is hereby amended by adding the following at the end thereof:

Upon such occurrence and/or declaration, the Purchasers shall have, in addition to the rights and remedies given to them by the Notes and this Agreement and the other Loan Documents, with respect to the Term A Notes, all the rights and remedies of a secured party as provided in the New York UCC (regardless of whether such UCC has been adopted in the jurisdiction where such rights and remedies are asserted) and without limiting the generality of the foregoing, and without demand of performance and without other notice (except as specifically required by the Notes or this Agreement or the other Loan Documents) or demand whatever to the Issuer all of which are hereby expressly waived, except to the extent otherwise required by law, the Purchasers may, in addition to all the rights conferred upon them by law, exercise one or more of the following rights successively or concurrently: (a) to take possession of the Collateral, or any evidence thereof, proceeding without judicial process or by judicial process (without a prior hearing or notice thereof, which the Issuer hereby expressly waives, except to the extent otherwise required by law), (b) to lawfully dispose of the whole or any part of the Issuer’s receivables or any Collateral, or any other property, instrument or document pledged as security for any Obligation relating to and arising out of the Term A Notes at public or private sale, without advertisement or demand upon the Issuer, or upon any obligor of receivables, the Collateral, or any other security, the same being hereby waived, except to the extent otherwise required by law, with the right on the part of the Purchasers or their respective nominees to become the purchaser thereof as provided by law absolutely freed and discharged from any equity of redemption, and all trusts and other claims whatsoever; (c) after deduction of all reasonable legal and other costs and expenses permitted by law, including attorneys’ fees, to apply the Collateral or all or any portion of proceeds thereof on account of, or to hold as a reserve against, all Obligations relating to and arising out of the Term A Notes; and (d) to exercise any other rights and remedies available to them by law or agreement. Any remainder of the proceeds after indefeasible satisfaction in full of the Obligations relating to and arising out of the Term A Notes shall be distributed as required by applicable law. Notice of any sale or disposition of Collateral shall be given to the Issuer at least ten (10) Business Days before any intended public sale or the time after which any intended private sale or other disposition of the Collateral is to be made, which Issuer agrees shall be reasonable notice of such sale or other disposition.

B. CONDITIONS TO EFFECTIVENESS

Notwithstanding any other provision of this Amendment and without affecting in any manner the rights of the Purchasers hereunder, it is understood and agreed that this Amendment shall not become effective, and the Issuer shall have no rights under this Amendment, until the Purchasers shall have received each of the following:

(a) duly executed signature pages to this Amendment from the Required Purchasers, the Issuer, and each Loan Party;

(b) a fully executed copy of the Second Amendment to the Senior Credit Agreement and the Fourth Amendment to the Junior Subordinated Securities Purchase Agreement, in each case which shall be in full force and effect on the date hereof and shall be in form and substance reasonably satisfactory to the Required Purchasers;

(c) payment in full in cash of (i) an amendment fee payable on the Fourth Amendment Effective Date to each Purchaser executing this Amendment in an amount equal to 50 basis points of the outstanding principal amount of the Term B Notes held by such Purchaser as of the Fourth Amendment Effective Date (the “Second Lien Amendment Fee”) and (ii) an amendment fee payable on the Fourth Amendment Effective Date to each Purchaser executing this Amendment in accordance with its pro rata share of Term A Commitments in an aggregate amount equal to $125,000 (the “Additional Second Lien Amendment Fee”);

(d) a fully executed copy of the Senior Subordinated Subordination Agreement, in form and substance satisfactory to the Required Purchasers:

(e) duly executed copy of the NLC Settlement, in form and substance satisfactory to the Required Purchasers;

(f) duly executed favorable opinions of counsel to the Loan Parties together with such other local counsel opinions as the Required Purchasers may reasonably request, each addressed to the Purchasers and addressing such matters as the Required Purchasers may reasonably request;

(g) [reserved];

(h) [reserved]; and

(i) payment in full in cash of all reasonable and documented out-of-pocket fees and expenses of the Purchasers owing as of the date hereof, including all reasonable fees and expenses of counsel to the Purchasers.

C. REPRESENTATIONS

Each Loan Party hereby represents and warrants to the Purchasers that:

1. The execution, delivery and performance by such Loan Party of this Amendment (a) are within such Loan Party’s corporate or similar powers and, at the time of execution hereof, have been duly authorized by all necessary corporate and similar action (including, if applicable, consent of holders of its Securities); (b) do not (i) contravene such Loan Party’s Constituent Documents, (ii) violate any applicable material Requirement of Law, (iii) conflict with, contravene, constitute a default or breach under, or result in or permit the termination or acceleration of, any material Contractual Obligation of any Loan Party or any of its Subsidiaries (including other Related Documents or Loan Documents) other than those that would not, in the aggregate, have a Material Adverse Effect and are not created or caused by, or constitute a conflict, breach, default or termination or acceleration event under, any Loan Document or (iv) result in the imposition of any Lien (other than a Permitted Lien) upon any property of any Loan Party or any of its Subsidiaries; and (c) do not require any Permit of, or filing with, any Governmental Authority or any consent of, or notice to, any Person, other than (i) with respect to the Loan Documents, the filings required to perfect the Liens created by the Loan Documents, (ii) those listed on Schedule 1 hereto and that have been, or will be prior to the Fourth Amendment Effective Date, obtained or made, copies of which have been, or will be prior to the Fourth Amendment Effective Date, delivered to the Purchasers, and each of which on the Fourth Amendment Effective Date will be in full force and effect and (iii) those that, if not obtained, would not, in the aggregate, have a Material Adverse Effect.

2. This Amendment has been duly executed and delivered for the benefit of or on behalf of each Loan Party and constitutes a legal, valid and binding obligation of each Loan Party, enforceable against such Loan Party in accordance with its terms except as the enforceability hereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights and remedies in general; and

3. Both before and after giving effect to this Amendment and the Fourth Amendment Related Transactions, no Default or Event of Default has occurred and is continuing as of the date hereof.

D. OTHER AGREEMENTS

1. Continuing Effectiveness of Loan Documents. As amended hereby, all terms of the NPA and the other Loan Documents shall be and remain in full force and effect and shall constitute the legal, valid, binding and enforceable obligations of the Loan Parties party thereto. To the extent any terms and conditions in any of the other Loan Documents shall contradict or be in conflict with any terms or conditions of the NPA, after giving effect to this Amendment, such terms and conditions are hereby deemed modified and amended accordingly to reflect the terms and conditions of the NPA as modified and amended hereby. Upon the effectiveness of this Amendment such terms and conditions are hereby deemed modified and amended accordingly to reflect the terms and conditions of the NPA as modified and amended hereby.

2. Reaffirmation of Guaranty. Each Guarantor consents to the execution and delivery by the Issuer of this Amendment and the consummation of the transactions described herein, and ratifies and confirms the terms of the Guaranty to which such Guarantor is a party with respect to the indebtedness now or hereafter outstanding under the NPA as amended hereby and all promissory notes issued thereunder. Each Guarantor acknowledges that, notwithstanding anything to the contrary contained herein or in any other document evidencing any indebtedness of the Issuer to the Purchasers or any other obligation of the Issuer, or any actions now or hereafter taken by the Purchasers with respect to any obligation of the Issuer, the Guaranty to which such Guarantor is a party (i) is and shall continue to be a primary obligation of such Guarantor, (ii) is and shall continue to be an absolute, unconditional, continuing and irrevocable guaranty of payment, and (iii) is and shall continue to be in full force and effect in accordance with its terms. Nothing contained herein to the contrary shall release, discharge, modify, change or affect the original liability of any Guarantor under the Guaranty to which such Guarantor is a party.

3. Acknowledgment of Perfection of Security Interest. Each Loan Party hereby acknowledges that, as of the date hereof, the security interests and liens on Collateral to which UCC Article 9 is applicable, granted to the Purchasers under the NPA and the other Loan Documents are in full force and effect, are properly perfected to the extent which a security interest may be perfected by the filing of a financing statement and are enforceable in accordance with the terms of the NPA and the other Loan Documents.

4. Effect of Agreement. Except as set forth expressly herein, all terms of the NPA, as amended hereby, and the other Loan Documents shall be and remain in full force and effect and shall constitute the legal, valid, binding and enforceable obligations of the Issuer to the Purchasers. The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Purchasers under the NPA, nor constitute a waiver of any provision of the NPA. This Amendment shall constitute a Loan Document for all purposes of the NPA.

5. Governing Law. This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of New York and all applicable federal laws of the United States of America.

6. No Novation. This Amendment is not intended by the parties to be, and shall not be construed to be, a novation of the NPA and the other Loan Documents or an accord and satisfaction in regard thereto.

7. Costs and Expenses. The Issuer agrees to pay on demand all reasonable out-of-pocket costs and expenses of the Purchasers in connection with the preparation, execution and delivery of this Amendment, including, without limitation, the reasonable and documented out-of-pocket costs expenses of outside counsel for the Purchasers with respect thereto.

8. Counterparts. This Amendment may be executed by one or more of the parties hereto in any number of separate counterparts, each of which shall be deemed an original and all of which, taken together, shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of this Amendment by facsimile transmission, Electronic Transmission or containing an E-Signature shall be as effective as delivery of a manually executed counterpart hereof.

9. Binding Nature. This Amendment shall be binding upon and inure to the benefit of the parties hereto, their respective successors, successors-in-titles, and assigns

10. Entire Understanding. This Amendment sets forth the entire understanding of the parties with respect to the matters set forth herein, and shall supersede any prior negotiations or agreements, whether written or oral, with respect thereto.

11. Release. Each Loan Party hereby releases, acquits, and forever discharges each of the Purchasers, and each and every past and present subsidiary, affiliate, stockholder,

officer, director, agent, servant, employee, representative, and attorney of the Purchasers, from any and all claims, causes of action, suits, debts, liens, obligations, liabilities, demands, losses, costs and expenses (including reasonable attorneys’ fees) of any kind, character, or nature whatsoever, known or unknown, fixed or contingent, which such Purchaser may have or claim to have now or which may hereafter arise out of or connected with any act of commission or omission of the Purchasers existing or occurring prior to the date of this Amendment or any instrument executed prior to the date of this Amendment including, without limitation, any claims, liabilities or obligations arising with respect to the NPA or the other of the Loan Documents, other than claims, liabilities or obligations caused by any Purchaser’s own gross negligence or willful misconduct. The provisions of this paragraph shall be binding upon each Loan Party and shall inure to the benefit of the Purchasers and their respective heirs, executors, administrators, successors and assigns

[remainder of page intentionally left blank; signature pages follow]

IN WITNESS WHEREOF, this Amendment has been duly executed as of the date first written above.

ISSUER:

THE PRINCETON REVIEW, INC.
AS ISSUER

By:	/s/ Christian Kasper
Name: Christian Kasper
Title: EVP and CFO

PENN FOSTER, INC.
AS ISSUER

By:	/s/ Christian Kasper
Name: Christian Kasper
Title: Vice President and Treasurer

[SIGNATURE PAGE TO FOURTH AMENDMENT TO NOTE PURCHASE AGREEMENT]

OTHER LOAN PARTIES:

PRINCETON REVIEW OPERATIONS, L.L.C.
AS GUARANTOR

By:	/s/ Christian Kasper
Name: Christian Kasper
Title: Vice President and Treasurer

TEST SERVICES, INC.
AS GUARANTOR

By:	/s/ Christian Kasper
Name: Christian Kasper
Title: Vice President and Treasurer

THE PRINCETON REVIEW OF ORANGE
COUNTY, LLC
AS GUARANTOR

By:	/s/ Christian Kasper
Name: Christian Kasper
Title: Vice President and Treasurer

PENN FOSTER EDUCATION GROUP, INC.
AS GUARANTOR

By:	/s/ Christian Kasper
Name: Christian Kasper
Title: Vice President and Treasurer

[SIGNATURE PAGE TO FOURTH AMENDMENT TO NOTE PURCHASE AGREEMENT]

PURCHASERS:

SANKATY CREDIT OPPORTUNITIES IV, L.P., as a PURCHASER

By:	/s/ Michael Ewald
Name: Michael Ewald
Title: Authorized Signatory

SANKATY CREDIT OPPORTUNITIES II, L.P., as a PURCHASER

By:	/s/ Michael Ewald
Name: Michael Ewald
Title: Authorized Signatory

SANKATY CREDIT OPPORTUNITIES III, L.P., as a PURCHASER

By:	/s/ Michael Ewald
Name: Michael Ewald
Title: Authorized Signatory

SANKATY CREDIT OPPORTUNITIES (OFFSHORE MASTER) IV, L.P., as a PURCHASER

By:	/s/ Michael Ewald
Name: Michael Ewald
Title: Authorized Signatory

[SIGNATURE PAGE TO FOURTH AMENDMENT TO NOTE PURCHASE AGREEMENT]

FALCON STRATEGIC PARTNERS III, LP, as a PURCHASER

By: Falcon Strategic Investments III, LP, its general partner

By: Falcon Strategic Investments GP III, LLC, its general partner

By:	/s/ John S. Schnabel
Name: John S. Schnabel
Title: Director

FALCON MEZZANINE PARTNERS II, LP, as a PURCHASER

By: Falcon Mezzanine Investments II, LLC, its general partner

By:	/s/ John S. Schnabel
Name: John S. Schnabel
Title: Vice President

FMP II CO-INVESTMENT, LLC, as a PURCHASER

By:	/s/ John S. Schnabel
Name: John S. Schnabel
Title: Vice President

[SIGNATURE PAGE TO FOURTH AMENDMENT TO NOTE PURCHASE AGREEMENT]